Exhibit 10.1

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

That certain Executive Employment Agreement dated July 13, 2009, by and between Thomas E. Carter (“Executive”) and Nexstar Broadcasting Group, Inc. (“Company”) is hereby amended as follows:

1.           Paragraph 2 is amended to read as follows:

“2.           Term of Employment.  Unless terminated earlier as provided in Paragraph 3, the Company’s employment of Executive under this Agreement will continue until August 2, 2018; provided, however, that the term of employment under this Agreement will be automatically renewed for successive one-year periods (the first of which will commence August 3, 2018) unless, at least ninety (90) days prior to the end of the then current term of employment under this Agreement, Executive or the Company gives written notice to the other of the notifying party’s intent not to renew the term of employment under this Agreement as of the end of the then current term.”

2.           Paragraphs 4(a) and 4(b) are amended to read as follows:

“4.  Compensation.

(a)           Base Salary.                      During the term of this Amendment to the Agreement, Executive will be entitled to receive a base salary (“Base Salary”) at the annual rate specified below:

Period	Base Salary
From August 3, 2014 to August 2, 2015	$550,000
From August 3, 2015 to August 2, 2016	$575,000
From August 3, 2016 to August 2, 2017	$600,000
After August 2, 2017	$625,000

(b)           Target Bonus.     After the end of each Company fiscal year during the term of this Agreement, Executive will be entitled to receive an annual bonus (the “Bonus”), in an amount, if any, up to the amount specified below (or in excess of such amount, as the CEO, with the approval of the Compensation Committee of the Company’s board of directors (the “Compensation Committee”), may determine is appropriate), pro-rated for any partial fiscal year during which Executive is employed by the Company pursuant to this Agreement, to be determined by the CEO, with the approval of the Compensation Committee, based on, among other things, whether the Company achieved the budgeted revenue and profit goals for such fiscal year:

Period	Base Salary
For the 2014 Fiscal Year	$275,000
For the 2015 Fiscal Year	$287,500
For the 2016 Fiscal Year	$300,000
For the 2014 Fiscal Year and Thereafter	$312,500	”

3.           Section 4(d) is added:

“4.  Compensation.

(d) Grant of Restricted Stock.  Upon execution of the Amended Executive Employment Agreement, Executive will receive Restricted Stock equal to 12,500 shares of the Company’s Class A Common Stock will become vested in equal percentages on each August 1 beginning August 1, 2015 through and including August 1, 2018.”

4.           Section 5(c) is added:

“5.  Fringe Benefits.

(c) Automobile Allowance.  During the term of the Agreement, the Company will pay Executive a vehicle allowance in accordance with the Company Vehicle Policy, however, which in no case will be less than $750 per month.”

5.           Paragraph 6(b) is amended to read as follows:

“6.  Termination Payments.

(b)           In the event of termination of Executive’s employment pursuant to any of the following provisions:

Paragraph 3(c)                                           [Consolidation, Merger or Comparable Transaction]
Paragraph 3(e)                                           [By the Company Other Than For Cause]
Paragraph 3(f)                                           [Good Reason]

the Company will pay Executive the amounts described in Paragraph 6(a) plus an amount equal to twelve (12) months’ of Executive’s then current salary, plus an additional $11,400.00.

Without limiting the remedies available to the Company for breach by Executive of Paragraph 7, if Executive violates the provisions of Paragraph 7 after the termination of Executive’s employment with the Company in a manner reasonably determined by the Board to be injurious to the Company or any of its affiliates, then Executive will forfeit the right to any payments under this Paragraph 6 which are unpaid at the time such violation occurs.”

6.           Paragraph 10(b) is amended to read as follows:

“10.  Notices.

(b) If to the Company, then to Nexstar Broadcasting Group, Inc., 545 E. John Carpenter Freeway, Suite 700, Irving, TX  75062, Attention Perry A. Sook or as the Company may otherwise specify by prior written notice to Executive.”

7.	Paragraph 19(d) is amended to read as follows:

“19. Binding Arbitration.

(d) Conduct of Arbitration.  The arbitration will be conducted in the Dallas, Texas, metropolitan area under the AAA Rules, as modified by any written agreement among the Persons involved in the Dispute in question.  The arbitrator will conduct the arbitration in a manner so that the final result, determination, finding, judgment or award determined by the arbitrator (the “Final Arbitration Award”) is made or rendered as soon as practicable, and the Persons involved will use reasonable efforts to cause a Final Arbitration Award to occur within ninety (90) days after the arbitrator is selected.  Any Final Arbitration Award will be final and binding upon all Persons and there will be no appeal from or reexamination of any Final Arbitration Award, except in the case of fraud, perjury or evident partiality or misconduct by the arbitrator prejudicing the rights of such Persons or to correct manifest clerical errors.”

8.           Headings.  The headings in the Paragraphs of this Amendment are inserted for convenience only and will not constitute a part of this Agreement.

9.           Severability.  The parties agree that if any provision of this Amendment is under any circumstances deemed invalid or inoperative, the Amendment will be construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties will be construed and enforced accordingly.

10.           Governing Law.  This Amendment is governed by and construed in accordance with the internal law of the State of Delaware without giving effect to any choice of law or conflict provision or rule that would cause the laws of any jurisdiction other than the State of Delaware to be applied.

11.           Amendment; Modification.  This Amendment may not be amended, modified or supplemented other than in a writing signed by the parties hereto.

12.           Entire Agreement.  The Agreement as amended by this Amendment is hereby ratified in full and embodies the entire agreement between the parties hereto with respect to Executive’s employment with the Company, and there have been and are no other agreements, representations or warranties between the parties regarding such matters.

13.           Counterparts.  This Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.

All other terms and conditions will remain unchanged.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year written below.

/s/ Thomas E. Carter	/s/ Perry Sook
Thomas E. Carter	Perry Sook
Executive	President & Chief Executive Officer
Nexstar Broadcasting, Inc.

Date: August 1, 2014	Date: August 1, 2014